Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Applied Materials, Inc.:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333-35396; 333‑116393; 333-143377; 333‑157661; 333‑181666; 333‑211965; 333‑225578; 333-256559; and 333-256561) and Form S‑3ASR (333‑257078) of Applied Materials, Inc. of our report dated December 17, 2021, with respect to the consolidated balance sheets of Applied Materials, Inc. and subsidiaries as of October 31, 2021 and October 25, 2020, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2021, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of October 31, 2021, which report appears in the October 31, 2021 annual report on Form 10‑K of Applied Materials, Inc.

Our report dated December 17, 2021 refers to a change in the Company’s methods of accounting for leases as of October 28, 2019 and intra-entity transfers of assets other than inventory as of October 29, 2018 due to the adoption of new accounting standards.

/s/ KPMG LLP
KPMG LLP

Santa Clara, California
December 17, 2021
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